EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
THE AMENDED AND RESTATATED CERTIFICATE OF INCORPORATION
OF
NEONODE INC.

Neonode Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

First:  The name of the Corporation is Neonode Inc.

Second:  The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on September 4, 1997 under the name SBE (Delaware), Inc.  The name of the Corporation was changed to SBE, Inc. pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware on December 15, 1997.  An Amendment to the Certificate of Incorporation was filed on August 10, 2007 to change the name of the Corporation to Neonode Inc.  On April 17, 2009, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware.  On December 13, 2010, an Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware to increase the Corporations’ authorized share capital.

Third:  At a meeting of the Board of Directors of the Corporation a resolution was duly adopted with respect to an amendment to the Corporation’s Amended and Restated Certificate of Incorporation as set forth below, declaring such amendment to be advisable, and directing that such resolution be submitted for approval by the Corporation’s stockholders:

“To authorize the Board of Directors, in its discretion, to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding shares of Common stock and Preferred Stock, without further approval or authorization of the Company’s stockholders, at a ratio of not less than twenty-for-one and not more than fifty-for-one, with the exact ratio to be set within this range as determined by the Board in its sole discretion at any time prior to the next annual meeting of stockholders of the Company.”

Fourth:  Thereafter, pursuant to resolution of the Board of Directors, the Corporation’s annual meeting of stockholders was duly called and held upon notice on August 6, 2010, in accordance with the Section 222 of the General Corporation Law of the State of Delaware, at which meeting, in accordance with Section 242 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the resolution authorizing the Board of Directors, in its discretion, to amend the Corporation’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Corporation’s issued and outstanding shares of Common stock and Preferred Stock, without further approval or authorization of the Corporation’s stockholders, at a ratio of not less than twenty-for-one and not more than fifty-for-one, with the exact ratio to be set within this range as determined by the Board in its sole discretion at any time prior to the next annual meeting of stockholders of the Corporation.

Fifth:   Thereafter, in accordance with such stockholder authorization and approval, the Board of Directors of the Corporation adopted a resolution to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment to exchange and combine each twenty-five (25) outstanding shares of the Corporation’s Common Stock, par value $0.001 per share, into one (1) share of Common Stock, and each twenty-five (25) outstanding shares of the Corporation’s Preferred Stock, par value $0.001 per share, into one (1) share of Preferred Stock.

Sixth:  In accordance with such Board of Directors and stockholder authorizations and approvals, the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following new paragraph immediately after Section A of Article IV:

“Effective at the close of business, Eastern Time, on the date this Certificate of Amendment of the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each twenty-five (25) outstanding shares of the Corporation’s Common Stock, par value $0.001 per share, will be exchanged and combined, automatically, without further action, into one (1) share of Common Stock, and each twenty-five (25) outstanding shares of the Corporation’s Preferred Sock, par value $0.001 per share, will be exchanged and combined, automatically, without further action, into one (1) share of Preferred Stock.  At the effective date, there shall be no change in the number of authorized shares, including the number authorized for each class of shares, which the Corporation shall have the authority to issue.”

In Witness Whereof, Neonode Inc. has caused this Certificate of Amendment to be signed this 18th day of March, 2011.

Neonode Inc.

/s/ Thomas Eriksson
Thomas Eriksson, CEO

/s/ David Brunton
David Brunton, Secretary and CFO